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                                  EXHIBIT 21.1
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                Subsidiaries of Treasure Mountain Holdings, Inc.

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                SUBSIDIARIES OF TREASURE MOUNTAIN HOLDINGS, INC.


        o       Vyteris, Inc.
        o       Vyteris Holdings, Inc.